Exhibit 99.1

BeiGene Presents Initial Phase 1 Data on Anti-PD-1 Antibody BGB-A317 Combined with PARP Inhibitor BGB-290 at the 2017 American Society for Clinical Oncology Annual Meeting

CAMBRIDGE, Mass., June 5, 2017 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ:BGNE), a clinical-stage biopharmaceutical company developing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today presented initial data from the dose escalation portion of the Phase 1 trial of anti-PD-1 antibody BGB-A317 in combination with PARP inhibitor BGB-290 in patients with advanced solid tumors at the 2017 American Society for Clinical Oncology (ASCO) Annual Meeting in Chicago, IL. The data are being presented in a poster session and are scheduled to be further reviewed during a poster discussion session. The preliminary data suggest that the combination of BGB-A317 and BGB-290 is generally well-tolerated and shows anti-tumor activity in multiple solid tumors.

“Based on the preliminary Phase 1 data, the combination of BGB-A317 and BGB-290 appears feasible and leads to tumor regression in a variety of malignancies. The observed activity was not restricted to patients with a known germline BRCA mutation,” commented Michael Friedlander, MRCP, FRACP, PhD, Prince of Wales Hospital, Australia and coordinating principal investigator of the study.

“The evaluation of this combination is supported by published literature demonstrating that damage to DNA can induce an immune response. We believe that this is the largest body of clinical data published to date on the combination of a PD-1 antibody and a PARP inhibitor, and it is also the first published dataset from our internal combination trials. We look forward to further exploring the combination’s clinical activity and tolerability in multiple dose expansion cohorts of patients with specific tumor types,” commented Amy Peterson, MD, Chief Medical Officer, Immuno-oncology at BeiGene.

Trial Design

The multicenter, open-label Phase 1/1b study is evaluating the combined use of BGB-A317 and BGB-290. The dose escalation phase is designed to establish the maximum tolerated dose (MTD) and/or the recommended Phase 2 dose, evaluate the pharmacokinetics (PK) of the drug combination, and assess the immunogenicity of BGB-A317. The dose expansion phase is designed to further evaluate the tolerability and activity of the combination in patients with advanced solid tumors likely to harbor DNA damage repair deficiencies or who may be susceptible to treatment either with a PARP inhibitor or with PD-1 blockade.

Summary of Preliminary Results

At the data cut-off of March 31, 2017, 43 patients were enrolled in the dose-escalation portion of the trial. Cohorts of six to 12 patients each received treatments at five planned dose levels (DLs). BGB-A317 was administered at 2 mg/kg every three weeks (Q3W) with BGB-290 at 20, 40, or 60 mg twice daily (BID) in DLs 1, 2, and 3, respectively. BGB-A317 was also administered at a fixed dose of 200 mg Q3W with BGB-290 at 40 or 60 mg BID in DLs 4 and 5, respectively.  Duration of treatment was greater than 200 days for 10 patients, and a total of seven patients remained on treatment as of the data cut-off.

The safety analysis suggested that the combination of BGB-A317 and BGB-290 was generally well-tolerated in patients with advanced solid tumors. Dose-limiting toxicities occurred in three patients; these included one patient with grade 2 nausea at DL4, one patient with grade 2 nausea and grade 2 vomiting at DL5, and one patient with grade 4 autoimmune hepatitis at DL5. DL4 was determined to be the MTD. Grade 3 or 4 adverse events (AEs) assessed by the investigator to be related to BGB-A317 and reported in more than one patient included autoimmune hepatitis / hepatitis (12%) and elevated alanine aminotransferase (ALT) (5%). Grade 3 or 4 AEs assessed by the investigator to be related to BGB-290 and reported in more than one patient included anemia (14%), as well as elevated ALT, elevated aspartate aminotransferase (AST), fatigue, and nausea (5% each). Suspected immune-related AEs (irAEs) of any grade regardless of causality occurred in 17 patients (40%); those reported in at least two patients included elevated ALT/AST or gamma-glutamyltransferase (GGT), autoimmune hepatitis, diarrhea, hypothyroidism, and hyperthyroidism. Grade 3-4 liver-related events regardless of causality were reported in eight patients, including five patients with hepatitis and three patients with ALT and/or AST elevations. Together, liver-related AEs of any grade regardless of causality were observed in 12 patients; all events were reversible with or without corticosteroid treatment. Treatment with both agents was discontinued by 33 patients for reasons including disease progression (26 patients), AEs (seven patients), and / or consent withdrawal (two patients). There were no fatal adverse events.

Co-administration of BGB-A317 with BGB-290 did not have a significant impact on the pharmacokinetic profile of either compound. In 29 patients with ovarian or fallopian tube cancer, best responses included one confirmed complete response (CR), two confirmed partial responses (PRs), five unconfirmed partial responses (PRs), and seven cases of stable disease (SD). In two patients with breast cancer, best responses included one confirmed PR. In three patients with pancreatic cancer, best responses included one unconfirmed PR and two cases of SD. The one patient with uterine cancer had a best response of an unconfirmed PR. SD was observed in one of three patients with prostate cancer and the one patient with bile duct cancer. Additional tumor types enrolled in the study include bladder, cervical, lung, and peripheral nerve sheath cancer, with one patient each.

The trial will further evaluate the combination’s activity in expansion cohorts of patients with ovarian, triple-negative breast, castration-resistant prostate, small cell lung, gastric / gastro-esophageal junction, urothelial, and pancreatic cancers.

About BGB-A317

BGB-A317 is an investigational humanized monoclonal antibody that belongs to a class of immuno-oncology agents known as immune checkpoint inhibitors. It is designed to bind to PD-1, a cell surface receptor that plays an important role in downregulating the immune system by preventing the activation of T-cells. BGB-A317 has high affinity and specificity for PD-1, and we believe it is differentiated from the currently approved PD-1 antibodies, as the ability to bind to Fc gamma receptors has been specifically engineered out. BGB-A317 is being developed as a monotherapy and in combination with other therapies for the treatment of various cancers.

About BGB-290

BGB-290 is a potent and highly selective investigational inhibitor of PARP1 and PARP2 that has been engineered to facilitate unique properties such as brain penetration and PARP—DNA complex trapping for improved cytotoxicity via cell-cycle arrest and apoptosis. BGB-290 is being developed as a monotherapy and in combination with other therapies for the treatment of several cancers, including ovarian cancer, prostate cancer, breast cancer, glioblastoma multiforme, small cell lung cancer, and gastric cancer.

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 400 employees in mainland China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for the treatment of cancer. BeiGene is working to create combination solutions aimed at having both a meaningful and lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging preliminary data from the Phase 1 combination trial of BGB-A317 and BGB-290, the potential implications of these data for the future development of BGB-A317 and BGB-290, and BeiGene’s advancement of, and continued clinical development and plans related to BGB-A317 and BGB-290.  Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drug candidates; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials and manufacturing; and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com